UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

HORIZON TECHNOLOGY FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 676-8654

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.02	Termination of a Material Definitive Agreement.

On June 17, 2014, Horizon Credit III LLC (“Credit III”), a wholly-owned subsidiary of Horizon Technology Finance Corporation (the “Company”) repaid all of its outstanding obligations to Fortress Credit Co LLC (“Fortress”) pursuant to a certain Loan and Security Agreement, dated as of August 23, 2012, by and among Credit III, as borrower, and Fortress, as lender and administrative agent (the “Fortress Facility”) and terminated the Fortress Facility. The Fortress Facility had a facility limit of $75 million and bore interest based upon the one month London Interbank Offered Rate (“LIBOR”) plus a spread of 6.00%. The term loans extended pursuant to the Fortress Facility were collateralized by all loans and warrants held by Credit III. At March 31, 2014 and December 31, 2013, the Company had actual borrowings outstanding of approximately $10.0 million under the Fortress Facility. In connection with the termination of the Fortress Facility, the Company also terminated a certain Sale and Servicing Agreement, dated as of August 23, 2012, by and among the Company, as originator, Credit III, as buyer, Horizon Technology Finance Management LLC, as servicer, U.S. Bank National Association, as collateral custodian and Fortress, as agent (the “Sale and Servicing Agreement”). The Sale and Servicing Agreement provided for the purchase by Credit III of certain loans and warrants which were pledged as collateral under the Fortress Facility.

On June 17, 2014, the Company issued a press release announcing the prepayment and termination of the Fortress Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated into this Current Report on Form 8-K by reference.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release of the Company dated June 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2014	HORIZON TECHNOLOGY FINANCE CORPORATION
	By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer and Chairman of the Board